Exhibit 99.1

Dell Strengthens Go-To-Market Structure

  Sales and marketing unified in single organization, simplifies decision-making and enhances customer-focus
  Names Steve Felice, President and Chief Commercial Officer
  Announces retirement of Paul Bell, President, Public & Large Enterprise

ROUND ROCK, Texas--(BUSINESS WIRE)--January 6, 2012--Dell today announced that it will move all of its customer business segments (Public, Large Enterprise, Small Medium Business and Consumer) under Steve Felice, who has been named President and Chief Commercial Officer. Paul Bell, president Public & Large Enterprise, recently announced his intention to retire from Dell, effective March 30, 2012. With Mr. Bell’s departure, Dell is accelerating the evolution of its go-to-market organization, further simplifying the company’s customer-facing activities.

The move will create a sales organization that is more customer-focused, more collaborative and better able to deliver innovative and practical solutions that meet customers’ needs. It will be effective Feb. 4, 2012.

“These changes will enhance our sales and marketing efforts, bringing us even closer to our customers and increasing the speed, agility and responsiveness of every aspect of our business,” said Michael Dell, chairman and chief executive officer. “Steve has been a trusted colleague for more than 12 years and shares my passion to serve our customers. Under his leadership of Dell’s sales and marketing organization, I am excited about the many opportunities ahead of us.”

Mr. Bell held various executive management roles within Dell over the past 15 years, having led the Public & Large Enterprise Business; Europe, Middle East and Africa; and Worldwide Home and Small Business Group.

“Paul has contributed greatly to Dell’s success and has long played a key role as a member of the senior management team,” said Mr. Dell. “I appreciate his many contributions to Dell and our customers. He will be truly missed.”

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